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                                                                   Exhibit 23.01









            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Trustees
Windrose Medical Properties Trust:


We consent to the use of our reports dated March 9, 2005, with respect to the consolidated balance sheets of Windrose Medical Properties Trust and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations for the period January 1, 2002 through August 15, 2002, the period August 16, 2002 through December 31, 2002 and for each of the years in the three-year period ended December 31, 2004, and the consolidated statements of cash flows and shareholders' equity (deficit) for each of the years in the three-year period ended December 31, 2004, and the financial statement schedule III as of December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference. We also consent to the use of our report dated March 25, 2005 on the Statement of Revenue in Excess of Certain Expenses of Central Medical Park for the period January 1, 2004 through November 17, 2004 which report includes a paragraph that states that the statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1, and is not intended to be a complete presentation of the revenue and expenses of Central Medical Park, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP


Indianapolis, Indiana
May 24, 2005